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                                  Exhibit 99.1


For Immediate Release                                               NEWS RELEASE
--------------------------------------------------------------------------------

                             Contact: Joseph C. Horvath, Chief Financial Officer
                                                  (717) 264-7161, Extension 4465



            TB WOOD'S REPORTS RESULTS FOR THE FOURTH QUARTER OF 2003

CHAMBERSBURG, PA, (February 10, 2004) -- TB Wood's Corporation (NASDAQ: TBWC) announced today that revenues for the fourth quarter ended January 2, 2004, were $25.66 million, a 5.3% increase from $24.28 million for the prior year's fourth quarter, and a 10.8% increase over the revenue level for the preceding quarter. Net loss was $(0.98) million, or $(0.19) per share for the fourth quarter 2003 versus $0.43 million net income, or $0.08 per share for the fourth quarter of 2002. During the fourth quarter of 2003, the Company recognized charges of $0.78 million associated with the retirement and separation of its former President, $0.52 million to record credit losses related to business operations in Mexico, and $0.34 million of non-cash charges to write-off certain technology investments made by the Company's electronics business.

For the year 2003, revenues were $96.41 million, 7.6% lower than the $104.38 million for the same period of 2002. Net loss for 2003 was $(0.36) million, or $(0.07) per diluted share, compared to a net loss of $(1.05) million or $(0.20) per diluted share for fiscal 2002. Net loss in 2002 reflected a $2.85 million charge, net of tax as the cumulative effect of a change in accounting principle for impairment of goodwill associated with the Company's North American electronics business related to the Company's adoption of SFAS 142 during the first quarter of 2002.

James R. Swenson, Board member and Interim President and CEO, said, "In the fourth quarter and continuing through January, we've seen increasing evidence that our markets are recovering. Year-over-year growth in the last quarter of 6.4% and 4.4% for our Mechanical and Electronics businesses respectively marked the first time in 2003 that we'd seen a quarterly sales improvement. With our markets firming up, our one time charges behind us and changes in place to improve performance in our Mexico operations, we're cautiously optimistic about 2004."

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.


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                              TB Wood's Corporation
                   Condensed Consolidated Statements of Income
                    (in thousands, except per share amounts)

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

                                                                            Unaudited                        Unaudited
                                                                        Fourth Quarter Ended                Year to date
                                                                -------------------------------  ----------------------------
                                                                     Jan 2,           Dec. 27,        Jan 2,        Dec 27,
                                                                      2004              2002           2004          2002
                                                                ---------------   -------------  -------------  -------------
Net Sales                                                             $25,657         $24,284        $96,415        $104,383
Cost of Sales                                                          18,347          16,542         67,018          71,238
                                                                ---------------   -------------  -------------  --------------
    Gross profit                                                        7,310           7,742         29,397          33,145

Selling, General, and administrative expenses                           8,309           6,876         28,635          29,178
                                                                ---------------   -------------  -------------  --------------
    Operating profit, before minority interest                           (999)            866            762           3,967
Minority interest in income                                                (2)             (1)            --            (151)
    Operating (loss) income                                            (1,001)            865            762           3,816

     Interest expense and other finance charges                          (272)           (201)          (952)           (861)
     Other, net                                                           (19)           (140)           148             (39)
                                                                 --------------   -------------  -------------  --------------
     Other income, (expense), net                                        (291)           (341)          (804)           (900)

(Loss) income before provision for income taxes and cumulative
effect of change in accounting principle                               (1,292)            524            (42)          2,916

(Provision) Benefit for income taxes                                      313             (92)          (318)         (1,120)
                                                                 --------------   -------------  -------------  --------------
(Loss) income before cumulative effect of change in accounting
principle                                                                (979)            432           (360)          1,796

Cumulative effect of change in accounting principle, net of
income tax                                                                 --              --             --          (2,846)
                                                                 --------------   -------------  -------------  --------------

Basic and Diluted Income before cumulative effect of change in
accounting principle per common share                                  $(0.19)          $0.08         $(0.07)          $0.34

Basic and Diluted Income effect of change in accounting
principle per common share                                                 --              --             --           (0.54)
                                                                 --------------   -------------  -------------  --------------

Basic and Diluted Net (loss) income after cumulative effect of
accounting principle per common share                                  $(0.19)          $0.08         $(0.07)         $(0.20)
                                                                 ==============   =============  =============  ==============

Basic and Diluted Weighted average shares of common stock and
equivalents outstanding                                                 5,161           5,239          5,184           5,232
                                                                 ==============   =============  =============  ==============
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